Exhibit 10.5

Principal Amount: $	Issue Date: June 20, 2025

AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, TREES CORPORATION, a Colorado corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of _______________, or its registered assigns (the “Holder”) the principal sum of $___________ (the “Principal Amount”), along with all Interest due and payable, at maturity or upon Acceleration or otherwise, and as set forth herein.

This Amended and Restated Senior Secured Promissory Note (this “Note”) is executed and delivered by Borrower, pursuant to that certain Refinancing Agreement dated as of the date hereof (as amended, restated, supplemented, or otherwise modified from time to time, the “Refinancing Agreement”), between the Borrower, the Lead Investor, and the Purchasers (as defined therein). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

This Note amends and restates in its entirety, but does not constitute a novation of, that certain Senior Secured Convertible Promissory Note dated September 16, 2022, as amended on December 15, 2023 (the “Original Note”), executed by the Borrower in favor of the Lender. This Note is issued in substitution for, and not in payment of, the Original Note.

The Principal Amount shall bear interest at the rate of twelve percent (12%) per annum on the aggregate and then outstanding Principal Amount of this Note (“Interest”), only over the period starting on March 15, 2026 and until Maturity (“Interest Period”). Interest for the Interest Period shall be paid quarterly in arrears, on June 15, 2026, and at the Maturity Date as set forth below. Additionally, all accrued and unpaid deferred interest (and all accrued interest thereon) originally due on June 15, 2026 and September 15, 2026 pursuant to the Original Note shall be paid as set forth on Exhibit A to this Note.

The maturity date of this Note shall be on September 15, 2026, or earlier upon Acceleration (the “Maturity Date”), and is the date upon which the Principal Amount, as well as all accrued and unpaid interest and other fees, shall be due and payable.

Any amount of Principal Amount which is not paid by the Maturity Date, or earlier upon Acceleration, shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest”).

The Borrower shall have the right to prepay all or any portion of this Note without penalty.

All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such an address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

The following additional terms shall also apply to this Note:

ARTICLE I
SENIORITY

1.1 Seniority. This Note shall rank senior in right of payment to all Existing Indebtedness and all Permitted Indebtedness. This note shall rank pari passu with respect to the Third-Party Purchasers Amended and Restated Original Notes or to the Amended and Restated Original Note, as the case may be. This note shall rank junior in right of payment to the First Seniority Secured Note and the Third-Party Purchasers First Seniority Secured Note.

1.2 Waiver of Defenses. The Borrower hereby waives, to the fullest extent permitted by applicable law, (a) any and all defenses arising by reason of (i) any lack of validity, enforceability, or genuineness of this Note or any Definitive Agreement, (ii) any disability or other defense of any other person, (iii) the cessation from any cause whatsoever of the liability of the Borrower or any other person, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; (b) presentment, demand, protest, notice of dishonor, notice of acceleration, notice of intent to accelerate, and all other notices to which the Borrower might otherwise be entitled; and (c) any right to assert any counterclaim, setoff, recoupment, or similar claim against the Lender in connection with enforcement of this Note. The Borrower acknowledges and agrees that its obligations hereunder are absolute, unconditional, and independent of any claim, defense, or setoff whatsoever, and shall remain in full force and effect without regard to, and shall not be released, discharged, or affected by, any circumstance or condition whatsoever, whether or not the Borrower shall have notice or knowledge thereof.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

2.1 Events of Default. The occurrence of any of the following events of default shall each be an “Event of Default”, and cause immediate Acceleration:

(a) Failure to Pay Principal and/or Interest. The Borrower fails to pay the Principal Amount or any Interest hereof when due under this Note, whether at the Maturity Date, upon Acceleration, or otherwise.

(b) Breach of Covenants. The Borrower breaches, fails to perform, observe or maintain, either in whole or in part, any of the Covenants set forth in Section 3 of the Refinancing Agreement.

(c) Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in the Refinancing Agreement, or otherwise in connection herewith, shall be false or misleading in any material respect at any time after the Effective Date, provided that Holder shall provide Borrower with five (5) days advance notice that Holder intends to declare that such representation or warranty was breached by the Borrower.

(d) Cross-Default. The Borrower defaults on the payment of any of the First Seniority Secured Note, or the Third-Party Purchaser First Seniority Secured Note, either on maturity, or upon Acceleration.

(e) Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(f) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower, which proceedings are not dismissed within ninety (90) days after institution.

(g) Liquidation. The Borrower commences any dissolution, liquidation or winding up of Borrower.

2.2 Remedies Upon Default. If an Event of Default shall occur, then the Holder, provided it receives the consent of the Lead Investor (except in connection with an Event of Default resulting from Borrower’s failure to pay the Principal Amount hereof or interest thereon at the Maturity Date for which no consent is required), by written notice to the Borrower, may (i) declare Acceleration of all obligations as set forth in the Refinancing Agreement, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (ii) exercise any and all of its other rights under applicable law and/or hereunder. Any payment pursuant to this Section 2.1 shall be applied first to the interest owed under this Note, second, to any other obligations (other than principal) owed hereunder and lastly to the principal balance of this Note.

ARTICLE III
MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges.

3.2 Notices. Any notices, consents, waivers or other communications required or permitted to be given hereunder must be in writing and will be deemed to have been given (i) upon receipt, when delivered personally or via email to the email address designated below; (ii) three days after being sent by U.S. certified mail, return receipt requested; or (iii) one day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be those set forth in the Refinancing Agreement.

3.3 Amendments. Except for the Borrower’s obligations to repay the outstanding Principal Amount and any accrued and unpaid interest, the terms of this Note, including the Maturity Date and the interest rate, may be modified with the written consent of the Borrower and the Lead Investor.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note may not be transferred, except for Lead Investor to any of its affiliates.

3.5 Costs and Expenses. Borrower shall pay Holder’s reasonable expenses in connection with the transactions contemplated hereunder. After the occurrence of an Event of Default, Borrower agrees to pay Holder for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Holder in connection with the enforcement of this Note.

3.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflict of laws thereof.

3.7 Exclusive Jurisdiction. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts sitting in Denver County, State of Colorado (the “Colorado Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Colorado Courts, or such Colorado Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

3.8 JURY TRIAL WAIVER. THE BORROWER AND THE HOLDER HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

3.9 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

TREES Corporation

By:	/s/ Adam Hershey
Name:	Adam Hershey
Title:	Chief Executive Officer

Exhibit A

Remaining Deferred Interest

	Due Date	Amount
Deferred Interest	June 15, 2026	$
Deferred Interest	September 15, 2026	$
Interest On Deferred Interest	September 15, 2026	$